Exhibit 10.8

PROMISSORY NOTE

$200,000	May 29, 2012
Tempe, Arizona

1.          Promise to Pay. For value received XHIBIT, LLC, a Nevada limited liability company (hereinafter referred to as "Maker"), unconditionally promises to pay to the order of Larry Eiteljorg, with an address of19247 N 88th Way, Scottsdale, AZ 85255 (hereinafter referred to as "Payee"), the sum of Two Hundred Thousand Dollars (US$200,000.00) plus interest as provided herein.

2.          Interest. The principal shall bear simple interest at the rate of ten percent (10%) per annum until paid. Interest shall begin accruing on the date hereof. Maker agrees to an effective rate of interest that is the rate stated above plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by or on behalf of Maker in connection with this Note.

3.          Payment. The outstanding principal and interest shall be due and payable in U.S. Dollars, at the address set forth above, or at such other place as Payee may designate in writing, on Septmeber 30, 2012 (the "Maturity Date"). Time is of the essence as to payment. Maker shall have the option to prepay this Note, in full or in part, at any time.

4.          Default. Failure of Maker to pay any sum when due and payable hereunder or failure to perform any covenant hereunder shall constitute an event of default. In the event of a default hereunder, the rate of interest shall be increased by five (5) percentage points, beginning on the date of such default and continuing until the default is cured in full. Payee may, at its option, declare the entire unpaid balance of principal and accrued interest immediately due and payable if either (i) a default remains uncured for a period of ten (10) calendar days after notice; or (ii) bankruptcy proceedings or other insolvency proceedings are initiated, whether voluntary or involuntary, with respect to Maker; or (iii) any of Maker's assets become subject to attachment, levy, execution, foreclosure, forfeiture, garnishment or similar proceedings. In the event of any of the foregoing circumstances, Payee shall be entitled to exercise its right to accelerate the unpaid balance at any time while such circumstance is continuing, and future acceptance of partial payments shall not waive such right. In the event of default, Maker shall reimburse Payee on demand for all attorneys' fees, costs and expenses incurred by Payee in connection with enforcing this Note.

5.          Notices. All notices and communications to Maker in connection with this Note shall be effective upon the earlier of actual receipt by Maker or an authorized agent of Maker, transmission by facsimile or five (5) days after deposit in the mail, or delivery by other reasonable means to Maker at:

Xhibit, LLC

80 E. Rio Salado Parkway, Suite 115

Tempe, AZ 85281

Attn: Chris Richarde, CEO

Maker may change its address and facsimile number for purposes of notice by notifying Payee in writing of the new address or number and stating that the purpose of the new address or number is to provide an address or number for notices pursuant to this Note.

6.          Modification; Waiver. This Note may not be modified except in a writing signed by Maker and Payee. No provision of this Note shall be deemed waived unless a written form of waiver is signed by the party against whom the waiver is claimed. Failure of Payee to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise such right or remedy at a later time.

7.          Remedies; Waiver of Defenses. The rights and remedies available under this Note are cumulative and not exclusive, and the exercise of any one right or remedy shall not preclude or waive the right to exercise any or all other available rights and remedies. Maker, endorsers, and all others who may become liable under this Note, on their behalf and on behalf of their assigns and other successors, hereby individually and jointly waive demand, diligence, presentment, protest, extension, dishonor and any other defense to payment.

8.          No Assignment; Successors. No rights or obligations of Maker or Payee hereunder may be assigned or otherwise transferred, and any such transfer shall be void. This Note shall be binding upon Maker's assigns and other successors, and shall inure to the benefit of Payee's assigns and other successors.

9.          Choice of Law and Forum. THIS NOTE SHALL BE GOVERNED EXCLUSIVELY BY ITS TERMS AND BY THE LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO THE STATE'S RULES CONCERNING CHOICE OF LAW. Each party hereby expressly consents and agrees to jurisdiction and venue in Maricopa County, Arizona, and all actions relating to this Note must be brought in the State of Arizona.

10.         Calculation of Time Periods. Time periods shall be calculated by excluding the day of the event from which the time period begins to run but including the last day of the period unless it is a Saturday, Sunday or legal holiday in the state whose laws govern this Note, in which event the period shall run to the end of the next day that is not a Saturday, Sunday or such legal holiday. Periods of time established by this Note in days shall be calculated using calendar days and not business days unless otherwise expressly provided. Time periods shall expire on the last day at noon local time in the state whose laws govern this Note.

11.         Further Assurances. Maker agrees to execute all further instruments and do all further acts necessary to protect Payee's rights under this Note.

12.         Severability. In the event any provision of this Note is determined to be invalid, the remainder shall continue in full force and effect and the invalidated provision shall be automatically amended to most closely approximate the original provision.

2

IN WITNESS WHEREOF, this Promissory Note is executed by the undersigned Maker effective as of the date first set forth above.

MAKER:

Xhibit, LLC, a Nevada limited liability company

By: Xhibit Management Corp.,
a Nevada corporation,
its Manager

By:	/s/ Chris Richarde
Chris Richarde, CEO

3